Exhibit 99.1

Sparton Corporation

Fiscal 2011 Fourth Quarter and Full Year Financial Results

September 8, 2011

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2011 fourth quarter and full year financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

Adjusted operating income, adjusted net income and adjusted income per share – basic and diluted are non-GAAP financial measures that exclude or add the effect of certain gains and charges, including imputing income taxes at a 36% effective rate. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included in the Fiscal 2011 Fourth Quarter and Full Year Results press release and 8-K dated September 7, 2011.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal 2011 fourth quarter and full year financial results, provide an update on the status of our liquidity and capital resources, review the progress made with our growth initiatives in the past year, and provide a brief update on the outlook going into fiscal 2012. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s

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financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm EDT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2011 year-end conference call. Today, we will begin by reviewing our fiscal 2011 fourth quarter and full year consolidated performance. As most of you are aware, Sparton has gone through a financial and operational turnaround the last few years as well as completing two acquisitions in fiscal 2011. As a result of these actions, there have been a number of one-time gains and charges, restructuring costs, and impairments recognized in our financial statements in the past three fiscal years. In addition, the Company reinstated its deferred tax assets in the fourth quarter of fiscal 2011. Considering the magnitude of the impact these actions have had on our reported financial results, we have provided within our Earnings Release certain non-GAAP disclosures related to Operating Income, Net Income and Earnings per Share that exclude or add the effect of certain gains and charges, including imputing income taxes at a 36% effective rate. We believe that the presentation of such non-GAAP financial information produces useful supplemental information to management and our investors regarding financial and business trends relating to the Company’s financial results.

{Slide 4 – Fiscal 2011 Fourth Quarter Consolidated Financial Results}

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For the fiscal year 2011 fourth quarter, our consolidated net sales were $60.9 million compared to $40.0 million in fiscal 2010, an increase of 52% from the prior year quarter. The increase was primarily driven by the incremental sales from the Delphi and Buyers Peak acquisitions and a significant increase in U.S. Navy sonobuoy sales within the current year quarter.

Our gross profit in the fiscal 2011 fourth quarter was $10.4 million compared to $5.5 million in the prior year quarter. The consolidated gross profit percentage in the fourth quarter was 17% in fiscal 2011 compared to 14% in fiscal 2010. The increased margin reflects improved results from the Company’s Complex Systems segment, partially offset by the unfavorable impact of the decreased volume of foreign sonobuoy sales from the Company’s DSS segment.

Restructuring charges were approximately $0.1 million and $2.0 million for the quarters ended June 30, 2011 and 2010, respectively. Additionally, impairments of goodwill and customer relationship intangible assets of $13.2 million and $3.7 million, respectively, were recognized in fiscal 2011 fourth quarter related to the 2006 acquisition of the Company’s Ohio Medical business. These impairment charges are reflective of recent downward trends in volume within the Company’s Ohio reporting unit, including the impact of a customer disengagement and Siemens’ fiscal 2011 fourth quarter notification of its intent to dual source certain programs with us as part of an overall dual sourcing strategy for certain of its critical programs.

Our consolidated fiscal 2011 fourth quarter reported operating loss was $12.3 million with adjusted operating income of $4.5 million compared to reported operating income of $2.3 million with adjusted operating income of $1.1 million in the prior year quarter. The improvement in adjusted operating income is reflective of the impact of the increased revenue and improved margins, partially offset by the increased selling and administrative expenses from

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the Colorado acquisitions and the increase in internal research and development expenses in the current year quarter.

On a reported basis, the fiscal 2011 fourth quarter includes an $11.6 million tax benefit compared to tax expense of $0.1 million in the prior year quarter. The fiscal 2011 income tax benefit reflects the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets, as the Company now believes that it will be able to utilize these tax benefits in future periods.

Our consolidated fiscal 2011 fourth quarter reported net loss was $0.7 million or $0.07 per share with adjusted net income of $2.9 million or $0.28 per share compared to reported net income of $2.1 million or $0.21 per share with adjusted net income of $0.7 million or $0.07 per share in the prior year.

{Slide 5 – Fiscal 2011 Consolidated Financial Results}

For the full fiscal year ended June 30, 2011, our consolidated fiscal 2011 revenue was $203.4 million, increasing 17% or $29.4 million from the prior year. The overall increase in revenue reflects additional sales in the current year from the acquisitions of Delphi Medical and Byers Peak, and increased U.S. Navy sonobuoy sales from our DSS segment, partially offset by decreased sales from our Complex Systems segment and decreased Medical sales from our Ohio facility.

Our gross profit in fiscal 2011 was $33.2 million compared to $26.6 million in fiscal 2010. The consolidated gross profit percentage for the year ended June 30, 2011 increased to 16%

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compared to 15% in the prior year. The increased margin reflects improved results from the Company’s Complex Systems segment, partially offset by the unfavorable impact of the decreased volume of foreign sonobuoy sales from the Company’s DSS segment.

Selling and administrative expenses as a percentage of sales decreased to 10.2% of sales from 10.5% in the prior year. Additionally, fiscal 2011 includes an investment of $1.1 million to internally funded research and development whereas there were no such expenses in fiscal 2010.

Restructuring charges were $0.1 million and $4.1 million for the years ended June 30, 2011 and 2010, respectively and, as previously discussed, impairments of goodwill and customer relationship intangible assets of $13.2 million and $3.7 million, respectively, were recognized in fiscal 2011 related to the 2006 acquisition of the Company’s Ohio Medical business.

The Company recorded a gain on acquisition of $2.6 million during the current fiscal year in relation to its acquisition of Delphi Medical, and recognized gains on the sale of property, plant and equipment of $0.1 million and $3.1 million for the years ended June 30, 2011 and 2010, respectively. The fiscal 2010 gain reflects the long-term lease of the Company’s Coors Road property.

While we finished fiscal 2011 with a reported operating loss of $3.8 million, on an adjusted basis, operating income was $10.4 million as compared to a reported operating income of $5.7 million and adjusted operating income of $6.7 million in fiscal 2010. Included in the fiscal 2011 financials are the results of operations from the Delphi Medical Systems and Byers Peak acquisitions.

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An income tax benefit of approximately $11.4 million for the year ended June 30, 2011 was realized as compared to an income tax benefit of approximately $1.9 million for the year ended June 30, 2010. As previously discussed, the fiscal 2011 income tax benefit reflects the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets. The fiscal 2010 benefit reflects the release of $2.3 million of deferred tax asset valuation allowances in relation to tax regulation changes of various carry-back provisions.

Our reported consolidated net income was $7.5 million or $0.73 per share and adjusted net income of $6.6 million or $0.64 per share in fiscal 2011, versus a fiscal 2010 reported net income of $7.4 million or $0.75 per share and an adjusted net income of $4.0 million or $0.40 per share resulting in a 60% improvement in adjusted earnings per share on a year-over-year basis.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results for the fourth quarter and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 6 – Medical Operating Results}

Medical Device sales in the fiscal 2011 fourth quarter increased to $28.0 million, up $14.7 million or 110% from the same period a year ago. Recurring sales at our Strongsville, Ohio facility increased to $13.7 million, up $0.5 million, or 3%, in the three months ended June 30, 2011 as compared with the same quarter in the prior year. This increase in comparable sales

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reflects increased demand for certain programs, partially offset by the disengagement of one customer during fiscal 2011. Incremental fourth quarter sales from the Company’s Delphi and Byers Peak acquisitions totaling $14.2 million contributed to the overall increase in year-over-year sales. Fiscal 2011 revenue related to the Delphi acquisition continued to exceed our internal expectations.

The gross profit percentage on Medical sales remained at 13% for both the three months ended June 30, 2011 and 2010.

{Slide 7 – Complex Systems Operating Results}

Complex Systems sales for the three months ended June 30, 2011 increased to $14.7 million, up $2.3 million or 18% as compared to the same quarter last year. This increase primarily reflects increased intercompany sales, as well as increased volume for a number of smaller customer programs.

The gross profit percentage on Complex Systems sales increased to 12% for the quarter ended June 30, 2011 compared to a negative 2% for the quarter ended June 30, 2010. The quarter over quarter comparison reflects favorable product mix, improved operating performance and the impact of the overall increase in sales volume.

{Slide 8 – DSS Operating Results}

DSS sales for the three months ended June 30, 2011 increased to $22.6 million, up $5.4 million or 31% from the fourth quarter of the last fiscal year, reflecting higher U.S. Navy sonobuoy

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production in the current year quarter and, to a lesser extent, increased digital compass sales. Partially offsetting these increases were decreases in sonobuoy sales to foreign governments and in engineering revenue. It is not anticipated that future quarter U.S. Navy sonobuoy sales will remain at this level.

The gross profit percentage on DSS sales for the quarter ended June 30, 2011 was 21% compared to 23% for the quarter ended June 30, 2010. Gross profit percentage was adversely affected in the current year quarter by decreased sonobuoy sales to foreign governments as compared to the prior year quarter, partially offset by favorable mix on increased U.S. Navy sonobuoy sales.

{Slide 9 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at June 30, 2011 continues to be our Industrial Revenue Bond with the State of Ohio of approximately $1.8 million. During the quarter ended June 30, 2011, the Company made total principal and interest payments of $0.1 million and our debt to equity ratio on June 30, 2011 was at .02 to one.

As of June 30, 2011, the Company had $25 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility, which expires in August 2012, is subject to certain customary covenants which the Company was in compliance with at June 30, 2011.

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Summarizing our cash flows for the fiscal year ended June 30, 2011, operating activities provided $2.5 million of net cash flows. Excluding changes in working capital, operating activities provided $13.2 million in 2011, reflecting the Company’s positive operating performance during the period. Working capital used $10.7 million of net cash flows in fiscal 2011, primarily reflecting the funding of production related to the U.S. Navy contracts during the year in excess of advanced billings received, the initial working capital funding related to the Company’s newly acquired Frederick, Colorado facility, as well as funding of a pension contribution during the period.

Cash flows used in investing activities in fiscal 2011 totaled $8.5 million. Fiscal 2011 reflects the acquisition of certain assets of Delphi Medical. The consideration paid of $8.4 million is net of assumed employee accrual adjustments. Fiscal 2011 also reflects the $4.1 million consideration paid for the acquisition of Byers Peak. These two transactions were financed entirely through the use of Company cash. Capital expenditures for the fiscal year were approximately $3.2 million. Partially offsetting these outflows was $3.2 million of cash received from the dissolution of the EPA trust in October 2010 and the proceeds from the sale of the Company’s Bluewater Road property in Albuquerque, New Mexico of approximately $4.0 million.

Finally, as announced in our recent press release, the Company’s Board of Directors has authorized the repurchase by the Company of up to $3.0 million of the Company’s common stock over the next two years. We believe this plan demonstrates our commitment to increase shareholder value, and continues to leave the Company well capitalized to execute on our current and future growth initiatives.

I would now like to turn the presentation back over to Cary.

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CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

{Slide 10 – Medical Financial Results by Location}

While pleased with our fiscal 2011 accomplishments, I am disappointed to report that Siemens notified the Company that it intends to dual source two of its larger programs with us beginning in fiscal 2012. Annual sales related to these programs aggregated approximately $27.8 million in fiscal 2011. While the Company cannot determine at this time the ultimate impact that this dual sourcing will have on its future annual sales, unless overall sales related to these programs increase, this dual sourcing is expected to have an adverse impact on fiscal 2012 Medical sales at the Company’s Ohio facility. As we’ve discussed in previous calls, Medical sales at Strongsville have decreased throughout the year and ended at $55.7 million, down $8.7 million or 14% from fiscal 2010. This declining revenue trend coupled with the impact of the Siemens dual sourcing decision resulted in a significant drop in the valuation of the Ohio reporting unit when performing our year end impairment review. Accordingly, the Company recorded impairment charges of $13.2 million and $3.7 million against its goodwill and customer relationships intangible assets, respectively, related to its Ohio reporting unit. We believe that, while this non-cash charge had a negative impact on our fourth quarter and full year fiscal 2011 reported results, we are positioned to successfully grow our Medical segment as well as our other business segments well into the future.

{Slide 11 – Colorado Financial Comparison}

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I would like to spend some time reviewing the continuing success of our Frederick, Colorado operation which now includes the ongoing consolidation and integration of the majority of the Byers Peak operation.

We are pleased with the operational progress that has been made at the Fredrick, Colorado facility since acquiring that business from Delphi in August 2010. This strategic addition to our Medical business has provided a solid contribution to sales and became accretive to earnings in the second quarter of fiscal 2011, a quarter ahead of our initial expectations.

The operations of the Colorado acquisitions are included in the consolidated operating results for fiscal 2011 from the respective dates of acquisition. On a full year pro-forma basis, the combined Colorado operations would have reported fiscal 2011 net sales of $52.4 million, gross profit of $7.0 million or 13%, and operating income of $5.5 million which includes the gain on acquisition of $2.6 million versus pro-forma fiscal 2010 net sales of $39 million, gross profit of $1.4 million or 3%, and operating loss of $1.5 million.

On a pro-forma basis, the comparable revenue for the current and prior full quarters increased to $14.2 million from $9.4 million for the quarters ended June 30, 2011 and 2010, respectively. The gross margin percent has increased from 5% for the fiscal 2010 fourth quarter to 14% for the current year fourth quarter.

Again, we are pleased at the speed by which we have been able to execute on our cost savings initiatives as part of our 100-day plan, having surpassed our internal timeline for the facility consolidation, as well as the level and timing of its profitability.

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{Slide 12 – Growth Investment Fiscal 2011 Summary}

With the majority of the Company’s financial and operational issues behind us entering into fiscal 2011, the focus was on implementing the strategic growth plan and, to date, the results have indicated that we are succeeding in this effort.

The growth investments we’ve made are threefold – Targeted Business Development, Internal Research & Development, and Strategic Mergers & Acquisitions, all of which are supported by market research and a new marketing initiative.

Prior to fiscal 2011, Sparton only had two business development resources across the entire Company. By the end of fiscal year 2011, we increased our direct selling staff to nine employees and added ancillary support such as a market analyst, sales engineering, sales administration, and outside marketing resources. A new business development process was initiated to track and monitor all the opportunities across the company and the total and near term, higher confidence program funnels have steadily increased throughout the year.

Excluding sonobuoy sales and acquisitions, new business growth increased to 4.5% of total revenues in fiscal 2011 with 26 new customer programs, up from 2.5% in fiscal 2010, and zero in fiscal 2009. Eleven of these new programs were first-time customers to Sparton. Based on the Company’s internal budgeting process, the 26 new business programs awarded in fiscal 2011 make up 9.1% of the fiscal 2012 revenue plan and, in addition, we expect that we will continue to win new business throughout the year.

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For the first time in recent history, Sparton made the decision to invest $1.1 million in internal research & development to create our own proprietary commercial products which were launched at the AUVSI Unmanned Vehicle Symposium in Washington D.C. on August 18th.

Sparton is currently the only company to provide both navigation sensors and a hydrophone for harsh environments that include extreme temperature fluctuations and high shock applications. The new gyro-enhanced digital compass, the GEDC-6, provides an industry leading degree of accuracy due to our proprietary calibration techniques and advanced sensor fusion algorithms that deliver consistently reliable headings in a wide variety of applications and environments. The new PHOD-1 hydrophone is an excellent solution for underwater applications requiring a small, rugged, omnidirectional, broadband hydrophone.

In fiscal 2011, we made two significant strategic acquisitions in our medical segment - Delphi Medical Systems located in Frederick, Colorado, and Byers Peak, located near Denver, Colorado which is being consolidated into the Frederick facility. Both acquisitions were strategic in nature as they added annual revenue of approximately $42 million with a new and diversified customer base, immediate entry into the high growth Therapeutic Device market, expansion of Sparton Medical Systems into a western geographic footprint which will enable us to serve existing and future West Coast customers more proficiently, enhanced Sparton’s business development activities with the addition of key business development leadership and personnel, and provided synergistic operational opportunities that can be leveraged across all of Sparton’s business units.

To support the business development efforts and the launch of our proprietary line of products, we initiated a rebranding strategy of the Company using various mediums in the past year. We refreshed the Company’s logo, nameplate, and developed the more meaningful tagline

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“Empowering your Vision.” The website was rebuilt to better inform our potential customers of who we are and what we do while also bolstering the Investor Relations portion of the website to provide you with better information. New micro-sites, such as thedigitalcompass.com, have been formed to appeal to, target, and better inform the engineering community who could find use with our products. All new selling collaterals were developed including print media and customer presentations coupled with our largest endeavor of developing a brand new 20’ x 20’ trade show booth that all of our business segments use at significantly increased number of trade show venues. All of these marketing improvements have been important as we tell the story of our transformation from who we were, to who we are, to who we are going to be.

All in all, we are very pleased with the transition from the financial and operational phase to the growth phase of the turnaround and expect that the momentum that we have started in the last year will continue well into the future.

{Slide 13 – Fiscal 2012 Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for fiscal 2012.

Despite the declines in the Ohio Medical business in fiscal 2011 and anticipated further decreases in fiscal 2012, we believe we have positioned the Company to offset these reductions with incremental revenue from our Colorado acquisitions combined with increases in volume from across the Company as our business development efforts begin to further take hold. I am encouraged by some of the new opportunities awarded in fiscal 2011, the size of our still developing new business funnel, and the $137 million of backlog as of June 30, 2011.

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We will continue to selectively invest in internal research & development projects and have challenged our staff of over 100 engineers to bring forward new and innovative ideas that we could pursue commercially.

Additionally, we continue to remain acquisitive in our search for potential acquisitions that tie to our strategic growth plan.

As our Complex Systems segment continues to win new business at higher margins, we have adjusted our targeted gross margin estimate to be increased to 7-10% in fiscal 2012, up from a target of 5-8% last year.

And, while we do not expect to maintain quarterly volume levels consistent with fiscal 2011 fourth quarter, considering the unusually high amount of sonobuoy sales to the U.S. Navy, I remain optimistic that our current momentum will continue in a positive direction.

{Slide 13 – Q&A}

As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are a presentation and investor meetings at the B Riley Defense & Cybersecurity Investor Conference in Santa Monica on September 20th. Also the same week, we will be exhibiting our new digital compass and hydrophone at The Society of Exploration Geophysicists trade show in San Antonio and our Medical device capabilities at the MD&M Medical Device trade show in Chicago. In first week

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of November, we will be exhibiting at the MD&M Medical Device trade show in Minneapolis, followed by the BioMEDevice trade show in San Jose at the beginning of December. In January, we will be presenting at Sidoti’s Annual Investor Conference in New York and then the Noble Financial Capital Markets’ Eighth Annual Equity Conference in Fort Lauderdale later the same month. A number of regional investor meeting will be scheduled in the Midwest and Mid-Atlantic regions during the next quarter.

We have many initiatives in-process throughout the Company and I continue to be excited about our current position for future growth and look forward to reporting on future successes.

We thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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